Exhibit 10.1

Dated 23 August 2005

Executive Service

Agreement

ORBITAL CORPORATION

LIMITED

(“Company”)

RODNEY ALEXANDER

HOUSTON

(“Executive”)

Executive Service Agreement

Date:		23 August 2005

Parties:		ORBITAL CORPORATION LIMITED ABN 32 009 344 058 having its registered office at 4 Whipple Street, Balcatta, Western Australia (“Company”)

RODNEY ALEXANDER HOUSTON of 20 Reynolda Green, Hillarys, Western Australia (“Executive”)

Recitals:

	A.	The Executive is presently employed by the Company as Chief Operating Officer.

	B.	The Company has agreed to appoint the Executive as Managing Director and Chief Executive of the Company with effect from 1 October 2005 on the terms and conditions set out in this agreement.

Operative provisions:

1 Appointment and Duties

	1.1	The Company appoints the Executive as Managing Director and Chief Executive Officer of the Company, with effect from 1 October 2005.

	1.2	The Executive agrees to:

(a) devote the whole of his time and attention and skill during normal business hours, and at such other times as is reasonably necessary, to the duties of his office;

(b) faithfully and diligently perform the duties of, and exercise the powers consistent with, the office to which he is appointed as may from time to time be assigned to or vested in the Executive by the board of directors of the Company (“Board”); and

(c) promote the interests of the Company and its related bodies corporate (“Group”).

	1.3	The Executive will report directly to the Board and must provide prompt and full information on the conduct of the business or affairs of the Company or any company in the Group (“Group Company”).

	1.4	The Executive must comply with the reasonable directions given by the Board.

2 Term

	2.1	The appointment of the Executive commences on 1 October 2005 and will continue until terminated in accordance with this agreement.

3 Remuneration

Package

3.1	The Executive will receive a minimum remuneration package of $270,000 per annum (“Package”).

3.2	The Package will be reviewed by the Board annually. The first review will occur in June 2006. The Package may not be reduced at any review unless otherwise agreed by the Executive.

3.3	The Package will be made available in the combination of cash salary, provision of superannuation contributions and provision of other non-cash benefits agreed between the Company and the Executive from time to time. The Package must include the minimum superannuation contribution required by law.

3.4	If the Company and the Executive cannot agree on the combination that is to comprise the Package then it will comprise the minimum superannuation contribution required by law plus cash salary only.

3.5	Any fringe benefits tax or other tax for which the Company becomes liable by reason of the components of the Package will be a component of the Package.

3.6	The Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive on the business of the Company including expenses of entertainment, subsistence, travelling (air travel to be business class on international and long haul flights) and home telephone, which expenses must be evidenced in the manner the Company reasonably requires before payment. The Company will also meet the cost of directors’ and officers’ liability insurance for the Executive to the fullest extent permitted by law. The payments referred to in this clause 3.6 and any associated fringe benefits tax or other taxes for which the Company becomes liable will not form part of the Package.

Cash bonus

3.7	The Executive will qualify for an annual cash bonus of up to 40% of the Package subject to the Company achieving planned targets for EBIT and cash flow and such other Key Performance Indicators as may be agreed between the Company and the Executive from time to time. .

Share Scheme

3.8	The Executive will be invited to participate in the Company’s Executive Long Term Share Plan, as amended from time to time (“the Plan”), on such terms as may be agreed between the Company and the Executive. Any issue of shares pursuant to the Plan will be subject to shareholder approval. The Executive acknowledges having received a copy of the terms of the Plan current at the date of this agreement.

4 Superannuation

As part of the Package, the Company must make contributions with respect to the Executive to a complying superannuation fund in accordance with the terms of the relevant fund. On the basis of the minimum remuneration package the base salary will be $247,706 per annum with a Company contribution to superannuation of $22,294 per annum. Should the Executive elect to contribute 3% of base salary to superannuation, the Company will match his contribution with additional superannuation contributions. The Executive’s minimum total remuneration in these circumstances will be $277,431 per annum consisting of base salary of $247,706, and Company superannuation contributions of $29,725 (of which $7,431 matches the Executive’s superannuation contributions).

5 Leave

5.1	The Executive will be entitled to 4 weeks paid leave in respect of each completed year of service at a period or periods to be agreed by the Company and the Executive.

5.2	The Company may require the Executive to take any significant accrued but untaken leave entitlement at any time or times directed by the Company.

5.3	No annual leave loading will be payable.

5.4	The Executive is entitled to be paid long service leave in accordance with the provisions of the Long Service Leave Act (WA) 1958. For the purposes of calculating the Executive’s entitlement to long service leave, prior employment with any other Group Company shall count as service with the Company.

5.5	The Executive is entitled to paid sick leave which shall accumulate at the rate of 10 days per year.

5.6	The Executive is entitled to other leave, including parental leave, bereavement leave and public holidays in accordance with statutory entitlements.

6 Secrecy and Intellectual Property

6.1	The Executive must not, either during the continuance of his employment under this agreement or thereafter, divulge to any person or use for any purpose other than those of the Group, and must use his best endeavours to prevent the disclosure of, any trade secret, industrial process or any information concerning the business or finances of the Group or of any of the dealings, transactions or affairs which may come to his knowledge during or in the course of his employment, other than information which is freely available to the public, and except to the extent that:

(a) he is required to disclose that information in the performance of his duties as Managing Director and Chief Executive Officer of the Company; or

(b) he is required to disclose that information by law or the rules of any stock exchange.

6.2	Subject to any express written agreement to the contrary, all present and future rights to intellectual property including any inventions and improvements, trade marks, designs, copyright and any corresponding property rights under the laws of any jurisdiction and any rights in respect of an invention, discovery, trade secret, process, know-how, concept, idea, process data or formula (“Intellectual Property”) created by the Executive in the course of his employment with the Company or any Group Company automatically vests in the Company.

6.3	The Executive must do all things necessary and desirable to vest ownership in the Company of any Intellectual Property created by the Executive in the course of his employment with the Company or any Group Company, including executing any documents which are reasonably required by the Company to give effect to clause 6.2.

6.4	The Executive’s obligations under this clause 6 survive the termination of his employment with the Company.

7 Restrictions on other activities of the Executive

7.1	For so long as the Executive is in the employment of the Company, he must not be engaged or concerned or interested in any other competing business without the prior written consent of the Chairman of the Board. Notwithstanding the foregoing, the Executive is permitted to hold investments (directly or through nominees) in listed companies which operate competing businesses up to a maximum of 5% of the issued share capital in any one such company.

7.2	The Executive must not accept any payment or other benefit as an inducement or reward for any act or forbearance or in connection with the business of the company or any Group Company.

8 Protection of the Company’s interests

8.1	The Executive undertakes to the Company that, subject to the payment to the Executive of a minimum amount equal to six months’ remuneration Package (inclusive of any payment made to the Executive pursuant to clause 9, other than payments in respect of accrued annual leave or long service leave), he will not, for the period specified in clause 8.2 below and within the geographical limits specified in clause 8.3 below, without the prior written consent of the Company:

(a) be engaged or involved in any capacity in any business or activity which competes with the Company or any Group Company in the same or similar business to that of the Company or any Group Company. For the purposes of this clause “engaged or involved in” includes direct or indirect involvement as a principal, agent, partner, employee, shareholder, unitholder, director, trustee, beneficiary, manager, consultant, adviser or financier;

(b) solicit the custom of any person who was a customer of the Company or the Group at any time within the 12 months before the date of termination of employment under the agreement; or

	(c)	entice away or endeavour to entice away from the Company or the Group any person who was at any time during the 12 months before the date of termination of employment under this agreement, a director, employee, consultant, agent, representative, associate or adviser to the Company or the Group.

8.2	Period:

	(a)	For a period of 6 months from the date of termination of employment under this agreement.

8.3	Area:

	(a)	Australia;

	(b)	Europe;

	(c)	United States;

	(d)	United Kingdom;

	(e)	Japan

	(f)	India;

	(g)	China.

8.4	The covenants contained in clause 8.1 shall be construed as if they were a number of separate covenants which result from combining the commencement of clause 8.1 with clause 8.2, and combining each sub-
clause of clause 8.3, each resulting sub-clause being severable from each resulting sub-clause. If any of the prohibitions or restrictions contained in this clause 8 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Company, but would be judged reasonable and necessary if any activity were deleted or a period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

8.5	The Executive acknowledges that, having regard to his duties with the Company, he has or will become possessed of secret and confidential knowledge and information relating to the trade secrets, industrial process and other information concerning the business or finances of the Group and that disclosure of such knowledge and information could materially harm the Group and therefore agrees that the restrictive covenants contained in this clause 8 are reasonable and necessary for the protection of the goodwill of the
Group.

8.6	Notwithstanding clause 8.1 the Executive may hold in aggregate up to 5% of the shares in any listed company, directly or through nominees, even though that company carries on any of the activities referred to in clause 8.1.

9 Termination

9.1	In the event that the Executive:

(a) commits any serious misconduct justifying summary dismissal at law;

(b) wilfully, persistently and materially breaches any of the provisions of this agreement; or

(c) materially breaches any provision of this agreement and, if the breach is remediable, does not remedy it within 14 days after receiving notice in writing from the Company specifying the breach;

then the Company may immediately terminate the employment of the Executive under this agreement.

9.2	In the event that the Executive is advised by an independent medical officer that his health has deteriorated to a degree that he would be unable to carry out the inherent requirements of the office of
Managing Director and Chief Executive Officer of the Company and the Executive is entitled to receive disability from the complying superannuation fund referred to in clause 4, then the Company may then terminate the employment of the Executive under this agreement.

9.3	In the event that the Company terminates the employment of the Executive other than by reason of clause 9.1 then:

(a) the Company will pay the Executive a cash amount equal to one year’s remuneration Package;

(b) the Company will pay the Executive any cash bonus due, but not paid, in accordance with clause 3.7; and

(c) if the Company’s year to date actual performance at the date of termination is ahead of the year-to-date bonus target, an additional cash bonus will be paid in accordance with clause 3.7, calculated on a pro rata basis, with payments under this clause to be structured in such manner as may be agreed between the parties.

9.4	The Executive may terminate employment at any time on not less than 3 months’ written notice to the Company.

9.5	If the Executive is a director of any Group Company on termination of his employment with the Company for any reason whatsoever, the Executive must immediately resign as a director of the relevant company and the Executive irrevocably appoints the Company Secretary as attorney to execute any resignation on his behalf if the Executive refuses to resign upon termination of this agreement.

9.6	The Executive authorises the Group to set off against and deduct from all or any amounts payable to the Executive on termination of his employment under this agreement, whether by way of salary, allowances, accrued leave, long service leave or otherwise, any amount agreed by the parties as owing by the Executive to the Group on any account whatsoever.

9.7	On termination of employment under this agreement for any reason, the Executive must immediately deliver to the Company all books, documents, papers, electronic data, computer programs, software, materials, credit cards, motor cars and other property of or relating to the Group which may then be in his possession or under his power or control.

9.8	If this agreement is terminated by the Company under this clause 9, the Executive has no further claim against the Company for compensation for loss of office in respect of the termination other than the entitlements specified in this agreement.

10 Entire agreement

This agreement constitutes the entire agreement of the parties about its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect. This agreement supersedes and replaces all previous employment agreements entered into between the Executive and the Company. The Executive acknowledges that in entering this agreement there remain no outstanding employment entitlements owing to him other than his existing annual leave, sick leave and long service leave entitlements relating to prior service with the Company or any Group Company.

11 Waiver

A provision of or a right created under this agreement may not be:

(a) waived except in writing signed by the party granting the waiver; or

(b) varied except in writing signed by the parties.

12 Severance

If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has not effect if the severance alters the basic nature of this agreement or is contrary to public policy.

13 Governing law

	13.1	This agreement and the transactions contemplated by this agreement are governed by the law in force in Western Australia.

	13.2	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Western Australia and courts of appeal from them for determining any dispute concerning this agreement.

14 Notices

	14.1	A notice, approval, consent or other communication in connection with this agreement must be in writing, and must be left at the address of the addressee, or sent by prepaid ordinary post to that address or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

	14.2	The address and facsimile number of each party is:

Company

		Address:	4 Whipple Street
Balcatta Western Australia 6021

		Facsimile:	+61 8 9441 2133

Executive

		Address:	20 Reynolda Green
Hillarys
Western Australia

	14.3	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

	14.4	A letter or facsimile is taken to be received:

		(a)	in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; and

		(b)	in the case of a facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

EXECUTED as an agreement

Execution page

EXECUTED by ORBITAL	)
CORPORATION LIMITED in	)
accordance with section 127(1) of the	)	/s/ D W J Bourke
Corporations Act 2001by authority of its	)	Signature of director
directors in the presence of:	)
)
	)	DONALD BOURKE
	)	Name of director (block letters)
)
)
	)	/s/ J B Abbott
	)	Signature of company secretary
)
	)	JOHN ABBOTT
	)	Name of company secretary (block letters)

SIGNED by RODNEY ALEXANDER	)
HOUSTON in the presence of:	)
)
)
)
/s/ J B Abbott	)	/s/ R A Houston
Signature of witness	)	Signature
)
JOHN ABBOTT	)
Name of witness (block letters))
)
4 Whipple St, Balcatta	)
Address of witness	)
)
Solicitor	)
Occupation of witness	)